Exhibit 99.1

Neal Goldner Investor Relations 407-206-6149 Investor@mvwc.com

Cameron Klaus Global Communications 407-206-6300 media@mvwc.com
Marriott Vacations Worldwide Announces Upcoming Retirement of Brian E. Miller
ORLANDO, Fla. — Nov. 11, 2025 — Marriott Vacations Worldwide Corporation (NYSE: VAC) (“MVW,” “we,” “us” or “our”) today announced that Brian E. Miller, President, Vacation Ownership, will retire from his current position on December 31, 2025, following a distinguished career spanning more than three decades with the company. Mr. Miller will remain as an advisor to the Company’s President and Chief Executive Officer through March 27, 2026.
During his tenure, Mr. Miller has played a pivotal role in shaping MVW’s vacation ownership business, guiding the organization through significant company milestones and industry transformations. His leadership has been instrumental in driving operational excellence, enhancing guest and owner satisfaction, and strengthening the company’s reputation as a global leader in hospitality.
As part of the planned transition, upon Mr. Miller’s retirement, effective January 1, 2026, Stephanie Sobeck Butera, Executive Vice President and Chief Operating Officer, Hyatt Vacation Ownership, and John Fitzgerald, Executive Vice President and Chief Marketing, Sales & Service Officer, will report directly to the President and CEO of Marriott Vacations Worldwide. Additional organizational shifts resulting from Mr. Miller’s retirement will be announced at a later date.
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products, and services. The Company has approximately 120 vacation ownership resorts and approximately 700,000 owner families in a diverse portfolio that includes some of the most iconic vacation ownership brands. The Company also operates an exchange network and membership programs comprised of more than 3,200 affiliated resorts in over 90 countries and territories, and provides management services to other resorts and lodging properties. As a leader and innovator in the vacation industry, the Company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and an affiliate of Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.